Exhibit 99.1

news release

Omnicare Reports First-Quarter 2012 Financial Results

CINCINNATI, April 26, 2012 - Omnicare, Inc. (NYSE:OCR) reported today financial results for its first quarter ended March 31, 2012.

Year-Over-Year Highlights:

•	Gross profit increase of 9.9% to $368.1 million; 115 basis-point expansion in gross margin

•	Long-Term Care Group adjusted operating profit up 18.3%

•	Specialty Care Group operating profit increase of 41.3%

•	Adjusted diluted cash earnings per share from continuing operations 17.4% higher to $0.81; GAAP earnings per diluted share of $0.48

“We are pleased with our first-quarter financial results, which reflect a continuation of our recently established earnings momentum,” said John Figueroa, Omnicare's Chief Executive Officer. “Our focus on becoming more operationally driven has enabled us to become more efficient as an organization while concurrently benefiting from pharmaceutical market trends. With our solid first-quarter results, I believe we have begun a successful 2012 by elevating Omnicare's growth profile and positioning our shareholders for value enhancement.”

First-Quarter Results

Prior Year Comparison

Financial results from continuing operations for the quarter ended March 31, 2012, as compared with the same prior-year period, were as follows:

•	Gross profit was $368.1 million as compared with $335.0 million

•	GAAP income from continuing operations per diluted share was $0.48 versus $0.43

•	Adjusted diluted cash earnings per share from continuing operations (see “per share” discussion below and attached supplemental information) was $0.81 versus $0.69

•	Adjusted EBITDA from continuing operations was $169.7 million versus $146.2 million

Cash flows from continuing operations for the quarter ended March 31, 2012 were $100.4 million versus $143.9 million in the comparable prior-year quarter.

Sequential Comparison

In comparison to the fourth quarter of 2011, financial results from continuing operations for the first quarter of 2012 were as follows:

•	Gross profit was $368.1 million as compared with $359.7 million

•	GAAP earnings per diluted share was $0.48 versus $0.34

•	Adjusted diluted cash earnings per share from continuing operations (see discussion below and attached supplemental information) was $0.81 versus $0.78

•	Adjusted EBITDA from continuing operations was $169.7 million compared to $162.9 million

“During the quarter, we generated strong double-digit growth from both of our core businesses,” said Mr. Figueroa. “Utilization was slightly higher sequentially within our Long-Term Care business, while margin expansion was primarily the result of improved operating efficiencies and the benefit from the introduction of new generic drugs, which lower costs for Omnicare, its customers and payors. The outperformance of our Specialty Care Group, in comparison to the prior year, was driven by robust growth across all operating platforms.”

Financial Position

Omnicare concluded the first quarter of 2012 with no borrowings outstanding on its revolving credit facility and $624.0 million in cash on its balance sheet. Omnicare's total debt to total capital ratio of 34.2% at March 31, 2012, was approximately 30 basis points lower from 34.5% at December 31, 2011.

On March 29, 2012, Omnicare announced it had entered into separate, privately negotiated exchange agreements under which it retired $256.9 million in aggregate amount of its outstanding 3.75% Convertible Senior Subordinated Notes due 2025 (the "Existing Notes") in exchange for its issuance of $390 million in aggregate principal amount of new 3.75% Convertible Senior Subordinated Notes due 2042. These transactions closed on April 3, 2012, following which, $318.1 million in principal amount of the Existing Notes remain outstanding.

With respect to its share repurchase program, Omnicare repurchased approximately 0.7 million shares of common stock during the quarter and paid an aggregate amount of $22 million. As of March 31, 2012, the Company had approximately $237 million of availability under its current share repurchase authorization.

"We generated over $100 million in cash flows from continuing operations during the first quarter, enabling us to continue our disciplined and balanced approach to capital allocation," said John L. Workman, Omnicare's President and Chief Financial Officer. "Through share repurchases and dividends, we exceeded our 25% target of capital returned to shareholders. Additionally, we enhanced our financial position while continuing to invest in capital initiatives that we believe support Omnicare's long-term growth prospects”

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items discussed elsewhere herein, and to present results on a continuing operations basis. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted at the Investor Relations section of Omnicare's Web site at http://ir.omnicare.com. Additionally, the Company will make supplemental slides available in the same section on its Web site today that will include the number of scripts dispensed, beds served, and other information relevant to Omnicare's operations.

Segment Information

Financial results for the Long-Term Care Group for the first quarter ended March 31, 2012 were as follows:

•	Net sales of $1,296.3 million were up 1.5% from $1,277.4 million sequentially and up 0.5% from $1,290.1 million over the same prior-year period

•	Adjusted operating income of $154.2 million was up 5.4% from $146.3 million sequentially and up 18.3% from $130.4 million over the same prior-year period

Financial results for the Specialty Care Group for the first quarter ended March 31, 2012 were as follows:

•	Net sales of $293.3 million were up 6.2% from $276.2 million sequentially and up 26.8% from $231.3 million over the same prior-year period

•	Adjusted operating income of $30.1 million was up 10.3% from $27.3 million sequentially and up 41.3% from $21.3 million over the same prior-year period

Special Items

The results for the first quarter of 2012 and 2011 include the impact of special items totaling approximately $25.1 million pretax ($17.7 million aftertax, or approximately $0.15 per diluted share) and $14.9 million pretax ($9.3 million aftertax, or approximately $0.08 per diluted share), respectively.

The special items have been described in further detail in the “Footnotes and

Definitions to Financial Information” section elsewhere herein.

Outlook

For the full-year 2012, Omnicare reaffirmed its previous expectations and continues to expect the following:

•	Revenues of $6.1 billion to $6.2 billion

•	Adjusted cash-based income per diluted share from continuing operations of $3.10 to $3.20, excluding special items

•	Cash flow from continuing operations of $400 million to $500 million

"We believe we are well on-track to achieve our previously stated full-year outlook," said Mr. Workman. "Upon concluding our second quarter, we anticipate reassessing our financial guidance and providing any necessary update accordingly."

Webcast Today

Omnicare will hold a conference call to discuss its first-quarter 2012 financial results today, Thursday, April 26, at 9:00 a.m. ET. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations section of Omnicare's website at http://ir.omnicare.com. An archived replay will be made available on the website following the conclusion of the conference call.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Cincinnati, Ohio, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management's current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company's Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions on favorable terms or at all; trends for the continued growth of the Company's businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company's customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the successful integration of acquired companies and realization of contemplated synergies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; discontinuation of reporting average wholesale price, and/or implementation of new pricing benchmarks; legislative and regulatory changes impacting long term care pharmacies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company's contracts with pharmaceutical benefit managers, Medicare Part D Plan sponsors and/or commercial health insurers or to the proportion of the Company's business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; the impacts of potential cybersecurity risks and/or incidents; and costs to comply with the Company's Corporate Integrity Agreement. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events

# # #

Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net sales	$1,593,068	$1,557,085	$1,525,571
Cost of sales	1,224,968	1,197,401	1,190,612
Gross profit	368,100	359,684	334,959
Selling, general and administrative expenses	200,124	199,902	190,166
Provision for doubtful accounts	24,431	25,410	24,530
Other charges	18,715	28,257	7,902
Operating income	124,830	106,115	112,361
Investment income	28	10	296
Interest expense	(30,862)	(36,090)	(34,678)
Income from continuing operations before income taxes	93,996	70,035	77,979
Income tax provision	38,257	31,723	28,824
Income from continuing operations	55,739	38,312	49,155
Loss from discontinued operations	—	(7,129)	(19,851)
Net income	$55,739	$31,183	$29,304
Earnings (loss) per common share - Basic:
Continuing operations	$0.50	$0.34	$0.43
Discontinued operations	—	(0.06)	(0.17)
Net income	$0.50	$0.28	$0.26
Earnings (loss) per common share - Diluted:
Continuing operations	$0.48	$0.34	$0.43
Discontinued operations	—	(0.06)	(0.17)
Net income	$0.48	$0.27	$0.26
Weighted average number of common shares outstanding:
Basic	111,487	111,687	114,129
Diluted	116,500	114,344	115,064

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc and Subsidiary Companies
(000s)
Unaudited

Condensed Consolidated Balance Sheets Information, GAAP Basis:

	March 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents, including restricted cash	$624,001	$582,598
Accounts receivable, net	992,792	931,314
Inventories	354,270	419,378
Total current assets	2,301,020	2,297,371
Properties and equipment, net	239,927	225,257
Goodwill	4,241,610	4,247,286
Total noncurrent assets	4,887,468	4,895,739
Total assets	$7,188,488	$7,193,110

Liabilities and Stockholders Equity:
Total current liabilities	$498,864	$540,067
Long-term debt, notes and convertible debentures	1,965,586	1,968,274
Total noncurrent liabilities	2,861,583	2,857,607
Total liabilities	3,360,447	3,397,674
Stockholders' equity	3,828,041	3,795,436
Total liabilities and stockholders' equity	$7,188,488	$7,193,110

Condensed Consolidated Statement of Cash Flows Information, GAAP Basis:

Three months ended
March 31, 2012
Cash flows from operating activities:
Net income	$55,739
Adjustments to reconcile net income to net cash flows from operating activities	44,678
Net cash flows from operating activities of continuing operations	100,417

Cash flows used in investing activities:
Net cash flows used in investing activities of continuing operations	(20,290)

Cash flows from used in financing activities:
Net cash flows from used in financing activities of continuing operations	(38,212)

Net increase in cash and cash equivalents	$41,915

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis
($000s, except per share amounts)
Unaudited

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Adjusted earnings per share ("EPS") from continuing operations:
Diluted earnings per share from continuing operations	$0.48	$0.34	$0.43
Special items: (a)
Amortization of discount on convertible notes	0.03	0.03	0.03
Debt redemption costs, net	—	0.02	0.01
Other charges	0.12	0.18	0.04
Total - special items (a)	0.15	0.24	0.08
Cash EPS adjustments	0.18	0.21	0.19
Adjusted diluted cash EPS from continuing operations	$0.81	$0.78	$0.69

Adjusted earnings before interest, income taxes ("EBIT"), depreciation and amortization ("EBITDA") from continuing operations:
EBIT from continuing operations	$124,830	$106,115	$112,361
Depreciation and amortization	32,461	35,806	31,810
Amortization of discount on convertible notes	(6,350)	(6,226)	(5,873)
EBITDA from continuing operations	150,941	135,695	138,298
Special items (a)	18,715	27,213	7,902
Adjusted EBITDA from continuing operations	$169,656	$162,908	$146,200

EBITDA from continuing operations to net cash flows from operating activities:
EBITDA from continuing operations	$150,941	$135,695	$138,298
(Subtract)/Add:
Interest expense, net of investment income and amortization of discount on convertible notes	(24,484)	(29,854)	(28,509)
Income tax provision	(38,257)	(31,723)	(28,824)
Goodwill impairment charge	5,903
Write-off of debt issuance costs, net	103	752	198
Debt redemption tender premium	—	(3,438)	(1,277)
Changes in assets and liabilities, net of effects from acquisition and divestitures of businesses	6,211	30,026	64,043
Net cash flows from operating activities of continuing operations	100,417	101,458	143,929

Segment Reconciliations - Long-Term Care Group ("LTC")
Adjusted Operating Income - LTC:
Operating income from continuing operations	$137,979	$119,696	$122,490
Special items (a)	16,215	26,570	7,902
Adjusted operating income from continuing operations - LTC	$154,194	$146,266	$130,392

Segment Reconciliations - Specialty Care Group ("SCG")
Adjusted Operating Income - SCG:
Operating income from continuing operations	$30,149	$26,684	$21,295
Special items (a)	—	643	—
Adjusted operating income from continuing operations - SCG	$30,149	$27,327	$21,295

The footnotes and definitions presented at the separate "Footnotes and Definitions to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes and Definitions to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Footnotes:
Non-GAAP Information:
Omnicare, Inc. (“Omnicare” or the “Company”) management believes that presenting certain non-GAAP financial measures, which exclude items not considered part of the core operating results of the Company and certain non-cash charges, enhances investors' understanding of how Omnicare management assesses the performance of the Company's business. Omnicare management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. Omnicare's method of calculating non-GAAP financial results may differ from those used by other companies and, therefore, comparability may be limited.

(a)
Financial results from continuing operations included special item charges of approximately $25.1 million, $38.7 million and $14.9 million in the three months ended March 31, 2012 and December 31 and March 31, 2011, respectively. Additional information regarding the special item charges follows:

(i)
Financial results from continuing operations for the three months ended March 31, 2012 and December 31, and March 31, 2011 included the following special item charges which are included in the other charges and interest expense captions of the income statement:

i.
Operating income includes settlement, litigation and other related charges (including related professional expenses) of approximately $7.2 million, $23.1 million and $6.0 million, respectively, for resolution of certain regulatory matters with various states and regulatory agencies, as well as costs associated with certain large customer disputes and purported class and derivative actions against the Company. Additionally, Omnicare has made, and will continue to make, disclosures to the applicable governmental agencies of amounts, if any, determined to represent over-payments from the respective programs and, where applicable, those amounts, as well as any amounts relating to certain inspections, audits, inquiries and investigations activity are included in the pretax items recognized.

ii.
Operating income for the three months ended March 31, 2012 and December 31 and March 31, 2011 included acquisition and other related costs of approximately $3.1 million, $14.6 million and $1.9 million, respectively. These expenses were primarily related to professional fees and acquisition related restructuring costs for acquisitions, offset by reductions in the Company's purchase accounting reserves in December 2011.

iii.
Operating income for the three months ended March 31, 2012 and December 31, 2011 includes separation costs of approximately $2.5 million and $1.0 million, respectively, related to separation related costs for three former executives in the 2012 period and restricted stock amortization for a former executive in the 2011 period.

iv.
On April 2, 2012, Omnicare signed a letter of intent (“LOI”) with a third party to sell the Company's Canadian Pharmacy. In the three months ended March 31, 2012, the Company recorded an impairment loss of approximately $6 million to reduce the carrying value of the Canadian Pharmacy to fair value based on the terms of the LOI.

v.
Financial results from continuing operations for the three months ended December 31 and March 31, 2011 include charges of approximately $4.2 million and $1.1 million, respectively, primarily due to net debt redemption costs for the early redemption of the 6.875% Senior Subordinated Notes, due 2015, and costs related to the early redemption of the 6.125% Senior Subordinated Notes, due 2013.

vi.
For the three months ended December 31, 2011, operating income includes a special (credit) of approximately $(10.5) million for insurance recoveries related to the quality control, product recall and fire issues at one of the Company's repackaging locations ("Repack Matters").

vii.
The Company recorded non-cash interest expense from the amortization of debt discount on its convertible notes of approximately $6 million in the three months ended March 31, 2012 and December 31 and March 31, 2011, respectively.

Discontinued Operations:
In 2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the Disposal Group”) that are non-strategic in nature. Also, in connection with the reallocation of resources started in the second half of 2010 and the previously disclosed unfavorable market conditions experienced by its Contract Research Services organization (“CRO Services”) business, the Company committed to a plan to divest of its CRO Services business in the first quarter of 2011 and completed the divestiture in April 2011. Also, in the second quarter of 2011, the Company divested its Tidewater Group Purchasing

Organization (“Tidewater”). The Company determined that the CRO Services and Tidewater businesses were no longer good strategic fits within the Company's portfolio of assets. In the fourth quarter of 2011, the Company divested the remaining durable medical equipment (“DME”) portion of the Disposal Group. In connection with these activities, Omnicare recorded an impairment loss in discontinued operations for CRO Services in the three months ended March 31, 2011 to reduce the carrying value to fair value based on the final terms of the divestiture.

Definitions:
GAAP:
Amounts that conform with U.S. Generally Accepted Accounting Principles (“GAAP”).

Non-GAAP:
Amounts that do not conform with U.S. GAAP.

Earnings Per Share:
EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; adjusted diluted cash EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

EBIT:
EBIT represents earnings before interest expense (net of investment income) and income taxes.

EBITDA:
EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company's ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others. Certain special items must be added back to (or deducted from) EBITDA and/or Adjusted EBITDA to avoid “double-counting” in the Company's calculation of EBITDA.